EXHIBIT 10.9F

Tercica Letterhead

June 4, 2003

George Bright, MD

42 Second Street

Hopewell, NJ 08525

Dear George:

We are pleased to offer you a position with Tercica Medica, Inc., as Vice President, Clinical Affairs, initially reporting to the President and CEO. If and when a Chief Development Officer is hired by the Company, you will report to him or her. If you decide to join us, you will receive an annual salary of $225,000, less standard payroll deductions and all required withholdings. Your salary will be paid semi-monthly in accordance with our normal payroll procedures, and, as an employee, you will also be eligible to receive standard employee benefits, including the benefits detailed in Exhibit A.

You will be entitled to participate in a company bonus program, if any (including bonus programs paid in the form of stock options), applicable to the Company’s executive-level employees that may be established in the future. We currently anticipate that your annual bonus may be up to 20% of your annual salary, at the Company’s discretion, dependent upon both Company and individual performance. In lieu of any bonus for 2003, you will receive a $40,000 payment, less standard payroll deductions and all required withholdings. You agree to return this payment on a pro rata basis if you voluntarily resign or are terminated for Cause within 12 months after signing this offer letter.

In addition, if you decide to join us, we will recommend to our Board of Directors that you be granted an option to purchase 350,000 shares of common stock of Tercica Medica. During the term of your employment with us, 25% of the shares subject to the option will vest on the one-year anniversary of your start date, and the remaining shares will vest ratably over the next thirty-six (36) months. All option grants will be subject to the terms and conditions of our stock option plan and form of stock option agreement.

The Company will reimburse you up to $35,000, less standard payroll deductions and all required withholdings, for compensation relating to the sale of your Hopewell, New Jersey home, so long as you remain employed by the Company. You agree to return this compensation on a pro rata basis if you voluntarily resign or are terminated for Cause within 12 months after the receipt of this payment. The Company will also reimburse you for usual and customary moving expenses incurred in relocating your household from Hopewell to the San Francisco Bay Area. These moving expenses will be grossed up one time. You will also be eligible to participate in the Company’s life insurance program, which is anticipated to begin July 1, 2003.

The Company will pay up to $10,000 in aggregate for the cost of your accommodation, air travel and car rental during the period of time between your starting work at Tercica and the time you move your household to the San Francisco Bay Area. If you rent prior to purchasing a home, the Company will provide up to $1,000 per month rent relief up to one year from the signing of this offer letter. If you purchase a home in the San Francisco Bay Area within 2 years from the signing of this offer letter and you are still an employee of Tercica, the Company will reimburse you $36,000 for the first year of home ownership, $24,000 for the second year of home ownership and $12,000 for the third year of home ownership as a mortgage differential. All of the payments described in this paragraph will be subject to standard payroll deductions and all required withholdings.

In addition, if the Company terminates your employment without Cause (as defined in Exhibit B) and not within 12 months after a Change of Control (as defined in Exhibit B), then, subject to your entering into and not revoking the Company’s standard form of release of claims in favor of the Company, you will receive a severance payment equal to six (6) months of your base salary in effect at the time of termination, the shares subject to your stock options will not continue to vest after the date of termination, and you will have ninety (90) days to exercise all those stock option shares that have vested as of the date of termination.

If the Company terminates your employment without Cause or you terminate your employment for Good Reason (as defined in Exhibit B) in either case within 12 months after a Change of Control, then, subject to your entering into and not revoking the Company’s standard form of release of claims in favor of the Company, you will receive a severance payment equal to six (6) months of your base salary in effect at the time of termination, the vesting for 50% of the unvested stock option shares will be accelerated so as to vest as of the date of termination, and you will have ninety (90) days to exercise all those stock option shares that have vested as of the date of termination.

We are excited about your joining Tercica Medica and we look forward to a beneficial and productive relationship. Please note, however, that your employment with the Company constitutes at-will employment and is subject to all the Terms and Conditions of Employment set forth in Exhibit C, including the provisions of the Company’s At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (the “Agreement”), a copy of which is attached to this letter as Annex 1. Please read both those documents carefully. A duplicate original of this letter, including Exhibit A, Exhibit B, Exhibit C and the Agreement attached as Annex 1, is enclosed for your records.

To accept the Company’s offer, please sign and date both this letter and the Agreement in the spaces provided and return both to the Company. This offer of employment will terminate if we do not receive your signatures to both this letter and the Agreement by Friday, June 6, 2003. Your anticipated start date is July 7th, or earlier if possible. You understand that, by signing this letter, you are also agreeing to the Terms and Conditions of Employment set forth in Exhibit C.

This letter, including Exhibit A, Exhibit B, Exhibit C and the Agreement attached as Annex 1, sets forth the entire terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral, and may not be modified or amended except by a written agreement signed by you and approved by the Company’s Board of Directors.

We look forward to your favorable reply and to working with you at Tercica Medica, Inc.

Sincerely,

TERCICA MEDICA, INC.

/S/    JOHN A. SCARLETT

John A. Scarlett, M.D.

President and Chief Executive Officer

Agreed to and accepted:

Signature:             /s/    GEORGE M. BRIGHT, M.D.

Printed Name:                 George M. Bright

Date:         June 4, 2003

Enclosures

Duplicate letter, with Exhibit A, Exhibit B, Exhibit C and Annex 1

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